Exhibit 99.1

PRESS RELEASE

For information contact:

Mike Avara

704-973-7027

mavara@horizonlines.com

HORIZON LINES REPORTS FIRST-QUARTER FINANCIAL RESULTS

Rate, Net of Fuel, Increases 1.9% and Adjusted EBITDA Improves 25.7% from Year Ago

CHARLOTTE, NC, May 1, 2013 – Horizon Lines, Inc. (OTCQB: HRZL) today reported financial results for the fiscal first quarter ended March 24, 2013.

Financial results are being presented on a continuing operations basis, excluding the discontinued FSX and logistics operations.

Comparison of GAAP and Non-GAAP Results from Continuing Operations	Quarter Ended
(in millions, except per share data)*	3/24/2013	3/25/2012

GAAP:
Operating revenue	$244.5	$263.4
Net loss	$(20.1)	$(26.8)
Net loss per diluted share	$(0.58)	$(8.58)

Non-GAAP:*
EBITDA	$8.4	$5.6
Adjusted EBITDA	$13.7	$10.9
Adjusted net loss	$(14.5)	$(21.0)
Adjusted net loss per diluted share	$(0.42)	$(6.74)
* See attached schedules for reconciliation of first-quarter 2013 and 2012 reported GAAP results to Non-GAAP results. Per-share amounts reflect the weighted average of 34.7 million fully diluted shares outstanding for the 2013 first quarter, compared with 3.1 million fully diluted shares for the 2012 period.

“Horizon Lines first-quarter adjusted EBITDA increased 25.7% over the same period a year ago, driven largely by improved fuel recovery, reduced dry-dock transit and crew-related expenses, lower vessel charter expense, continued execution of the Puerto Rico business-improvement plan, and reduced overhead,” said Sam Woodward, President and Chief Executive Officer. “The positive factors resulting in adjusted EBITDA growth were partially offset by reduced container volume, higher stock-based compensation expense, mechanical issues on one of our vessels and increased vessel operating expenses.

“In recent months, we have taken steps to improve the competitiveness of our Puerto Rico service by reducing sailings between Jacksonville and San Juan to once a week and moving our northeast service to Philadelphia,” Mr. Woodward said. “The move to Philadelphia

Horizon Lines 1st Quarter 2013	Page 2 of 12

resulted in a $4.1 million charge in the first quarter, but, along with our other initiatives, should allow Horizon to strengthen the financial performance of our Puerto Rico trade lane.”

First-Quarter 2013 Financial Highlights

Volume, Rate & Fuel Cost – Container volume for the 2013 first quarter totaled 51,321 revenue loads, down 10.1% from 57,086 loads for the same period a year ago. The decline was primarily a result of the reduced number of sailings between Jacksonville and San Juan. Unit revenue per container totaled $4,363 in the 2013 first quarter, compared with $4,257 a year ago. First-quarter unit revenue per container, net of fuel surcharges, was $3,286, up 1.9% from $3,225 a year ago. Vessel fuel costs averaged $675 per metric ton in the first quarter, 2.8% below the average price of $693 per ton in the same quarter a year ago.

Operating Revenue – First-quarter operating revenue from continuing operations declined 7.2% to $244.5 million from $263.4 million a year ago. The factors driving the $18.9 million revenue decrease were: an $18.7 million volume contraction, largely due to one less sailing out of Jacksonville, and an associated $3.7 million decline in fuel surcharges. These were partially offset by a $3.2 million increase in container revenue rates, and a $0.3 million rise in non-transportation revenue.

Operating Loss – The GAAP operating loss from continuing operations for the first quarter totaled $4.3 million, compared with an operating loss of $6.1 million a year ago. The 2013 first-quarter GAAP operating loss includes charges totaling $5.4 million associated with a restructuring charge, employee severance, and antitrust-related legal expense. The 2012 first-quarter GAAP operating loss includes $2.6 million in charges for severance expense, antitrust-related legal expense, and refinancing costs. (See reconciliation tables for specific line-item amounts.) Adjusting for these items, first-quarter 2013 adjusted operating income from continuing operations totaled $1.1 million, compared with an adjusted operating loss of $3.5 million a year ago.

EBITDA – EBITDA from continuing operations totaled $8.4 million for the 2013 first quarter, compared with $5.6 million for the same period a year ago. Adjusted EBITDA from continuing operations for the first quarter of 2013 was $13.7 million, an increase of 25.7% from $10.9 million for 2012. EBITDA and adjusted EBITDA for the 2013 and 2012 first quarters were impacted by the same factors affecting operating loss. Additionally, 2013 adjusted EBITDA reflects the exclusion of a $45 thousand non-cash gain on marking the conversion feature in the company’s convertible debt to fair value. Adjusted EBITDA for the 2012 first quarter reflects the exclusion of a $13.7 million non-cash loss on marking the conversion feature in the convertible debt to fair value, partially offset by the elimination of a primarily non-cash $10.3 million net gain resulting from the conversion of debt into equity. (See reconciliation tables for specific line-item amounts.)

Horizon Lines 1st Quarter 2013	Page 3 of 12

Net Loss – On a GAAP basis, the first-quarter net loss from continuing operations totaled $20.1 million, or $0.58 per share, on a weighted average of 34.7 million fully diluted shares outstanding. This compares with year-ago net loss of $26.8 million, or $8.58 per share, based on a weighted average of 3.1 million fully diluted shares outstanding. On an adjusted basis, the first-quarter net loss from continuing operations totaled $14.5 million, or $0.42 per share, compared with an adjusted net loss of $21.0 million, or $6.74 per share, a year ago. The 2013 and 2012 first-quarter net losses reflect the same items impacting adjusted EBITDA. Additionally, the adjusted net loss for both periods excludes the non-cash accretion of payments associated with antitrust-related legal settlements, and includes the tax impact of the adjustments. (See reconciliation tables for specific line-item amounts.)

Shares Outstanding – The company had a weighted daily average of 34.7 million basic and fully diluted shares outstanding for the first quarter of 2013. This compares with a weighted daily average of 3.1 million basic and fully diluted shares outstanding for the 2012 first quarter. Shares outstanding reflect the company’s financial restructuring and 1-for-25 reverse stock split in the fourth quarter of 2011, a mandatory debt-for-equity exchange in the first quarter of 2012, and a further financial restructuring in the second quarter of 2012. At April 25, 2013, the equivalent of 91.9 million fully diluted shares of the company’s stock were outstanding, consisting of 35.1 million shares of common stock and warrants convertible into 56.8 million shares of common stock.

Liquidity, Credit Facility Compliance & Debt Structure – The company had total liquidity of $37.1 million as of March 24, 2013, consisting of cash of $11.2 million and $25.9 million available under its asset-based loan (ABL) revolving credit facility. Funded debt outstanding totaled $519.4 million, consisting of: $222.8 million of 11.00% first-lien secured notes due October 15, 2016; $159.1 million of second-lien secured notes due October 15, 2016, bearing interest at 15.00% being paid in kind with additional second-lien secured notes; $31.0 million drawn on the ABL facility, maturing October 5, 2016, and bearing interest at a weighted average of 4.01%; a $75.8 million term loan to fund the January 2013 purchase of the company’s Alaska vessels, bearing interest at 10.25% and maturing September 30, 2016; a $20.0 million super-priority term loan, also for purchase of the Alaska vessels, bearing interest at 8.00% and maturing September 30, 2016; $2.0 million of 6.00% convertible notes, due April 15, 2017; and $8.7 million in capital leases. The company’s weighted average interest rate for funded debt was 11.56%. Availability under the ABL credit facility is based on a percentage of eligible accounts receivable and customary reserves, with a maximum of $100.0 million. Letters of credit issued against the ABL facility totaled $13.4 million at March 24, 2013.

Please see attached schedules for the reconciliation of first-quarter 2013 and 2012 reported GAAP results and Non-GAAP adjusted results.

Horizon Lines 1st Quarter 2013	Page 4 of 12

Outlook

The company continues to expect 2013 revenue container volume and rates to be slightly higher than 2012 levels, excluding the loss of revenue loads associated with the Puerto Rico service reduction. Revenue container rate increases are necessary to mitigate contractual and inflationary increases in expenses, including the company’s vessel payroll costs and benefits, stevedoring, port charges, wharfage, inland transportation costs, and rolling stock costs, among others.

The company continues to expect that its 2013 vessel lease expense will be approximately $13.8 million lower than in 2012, due to the recent acquisition of its three Jones Act-qualified vessels that were not previously owned. The lower vessel lease expense will be partially offset by approximately $8.5 million of additional interest expense in 2013 in connection with debt incurred for the acquisition of those vessels.

During 2012, the company dry-docked four vessels and incurred considerable transit expenses associated with the dry-docking in Asia of the three vessels currently serving its East Coast operations. Although the company also intends to dry-dock four vessels currently serving the West Coast this year, the expenses will be significantly below those incurred in 2012, due to the much shorter transit and out-of-service times for the West Coast vessels.

The company continues to expect overhead savings associated with the decrease in its non-union workforce, announced in December 2012, beyond the reductions associated with the Puerto Rico service change. These reductions will be partially offset by higher incentive-based and stock-based compensation, as well as other administrative expenses.

As a result of these factors, the company continues to expect 2013 financial results will significantly exceed 2012 results, with 2013 adjusted EBITDA projected between $85.0 million and $97.0 million, compared with $66.0 million in 2012.

The company remains focused on improving liquidity and management believes liquidity will remain adequate to support business plans. Total liquidity during the remainder of the year is expected to range between a low of approximately $30.0 million at the end of fiscal May to a high of approximately $60.0 million at the end of fiscal December.

Use of Non-GAAP Measures

Horizon Lines reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The company also believes that the presentation of certain non-GAAP measures, i.e., EBITDA, free cash flow and results excluding certain expenses and income, provides useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance without the impact of significant special items. The company further feels these non-GAAP measures enhance the user’s overall understanding of the company’s current financial performance

Horizon Lines 1st Quarter 2013	Page 5 of 12

relative to past performance and provide a better baseline for modeling future earnings expectations. Non-GAAP measures are reconciled in the financial tables accompanying this press release. The company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the company’s reported GAAP results.

About Horizon Lines

Horizon Lines, Inc. is one of the nation’s leading domestic ocean shipping companies and the only ocean cargo carrier serving all three noncontiguous domestic markets of Alaska, Hawaii and Puerto Rico from the continental United States. The company owns a fleet of 14 fully Jones Act qualified vessels and operates five port terminals in Alaska, Hawaii and Puerto Rico. A trusted partner for many of the nation’s leading retailers, manufacturers and U.S. government agencies, Horizon Lines provides reliable transportation services that leverage its unique combination of ocean transportation and inland distribution capabilities to deliver goods that are vital to the prosperity of the markets it serves. The company is based in Charlotte, NC, and its stock trades on the over-the-counter market under the symbol HRZL.

Forward Looking Statements

The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This press release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Words such as, but not limited to, “believe,” “anticipate,” “plan,” “targets,” “projects,” “will,” “expect,” “would,” “could,” “should,” “may,” and similar expressions or phrases identify forward-looking statements.

Factors that may cause expected results or anticipated events or circumstances discussed in this press release to not occur or to differ from expected results include: volatility in fuel prices; decreases in shipping volumes; our ability to maintain adequate liquidity to operate our business; our ability to make interest payments on our outstanding indebtedness; work stoppages, strikes and other adverse union actions; the reaction of our customers and business partners to our announcements and filings, including those referred to herein; prices for our services; government investigations and legal proceedings; suspension or debarment by the federal government; failure to comply with safety and environmental protection and other governmental requirements; failure to comply with the terms of our probation; increased inspection procedures and tighter import and export controls; repeal or substantial amendment of the coastwise laws of the United States, also known as the Jones Act; catastrophic losses and other liabilities; the successful start-up of any Jones-Act competitor; failure to comply with the various ownership, citizenship, crewing, and U.S. build requirements dictated by the Jones Act; the arrest of our vessels by maritime claimants; severe weather and natural disasters; and the aging of our vessels and unexpected substantial dry-docking or repair costs for our vessels.

Horizon Lines 1st Quarter 2013	Page 6 of 12

All forward-looking statements involve risk and uncertainties. In light of these risks and uncertainties, expected results or other anticipated events or circumstances discussed in this press release might not occur. The forward-looking statements included in the press release are made only as of the date they are made and the company undertakes no obligation to update any such statements, except as otherwise required by applicable law. See the section entitled “Risk Factors” in our 2012 Form 10-K filed with the SEC on March 12, 2013, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Those factors and the other risk factors described therein are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences.

(tables follow)

Horizon Lines 1st Quarter 2013	Page 7 of 12

Horizon Lines, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except per share data)

	March 24, 2013	December 23, 2012
Assets
Current assets
Cash	$11,170	$27,839
Accounts receivable, net of allowance of $3,574 and $3,465 at March 24, 2013 and December 23, 2012, respectively	106,223	99,685
Materials and supplies	25,882	29,521
Deferred tax asset	3,610	4,626
Assets of discontinued operations	112	133
Other current assets	9,136	8,430

Total current assets	156,133	170,234
Property and equipment, net	232,980	160,050
Goodwill	198,793	198,793
Intangible assets, net	46,019	48,573
Other long-term assets	20,759	23,584

Total assets	$654,684	$601,234

Liabilities and Stockholders’ Deficiency
Current liabilities
Accounts payable	$40,664	$46,584
Current portion of long-term debt, including capital lease	3,989	3,608
Accrued vessel rent	-	4,902
Current liabilities of discontinued operations	329	859
Other accrued liabilities	91,024	86,499

Total current liabilities	136,006	142,452
Long-term debt, including capital lease, net of current portion	522,095	434,222
Deferred rent	-	9,081
Deferred tax liability	3,762	4,662
Other long-term liabilities	28,376	27,559

Total liabilities	690,239	617,976

Stockholders’ deficiency
Preferred stock, $.01 par value, 30,500 shares authorized; no shares issued or outstanding	-	-
Common stock, $.01 par value, 100,000 shares authorized, 35,076 and 34,434 shares issued and outstanding as of March 24, 2013 and December 23, 2012, respectively	961	954
Additional paid in capital	382,817	381,445
Accumulated deficit	(418,309)	(397,958)
Accumulated other comprehensive loss	(1,024)	(1,183)

Total stockholders’ deficiency	(35,555)	(16,742)

Total liabilities and stockholders’ deficiency	$654,684	$601,234

Horizon Lines 1st Quarter 2013	Page 8 of 12

Horizon Lines, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Quarter Ended
	March 24, 2013	March 25, 2012
Operating revenue	$244,491	$263,354
Operating expense:
Vessel	76,237	88,645
Marine	49,384	50,605
Inland	41,891	46,697
Land	35,444	37,880
Rolling stock rent	9,652	9,974

Cost of services (excluding depreciation expense)	212,608	233,801
Depreciation and amortization	9,571	10,401
Amortization of vessel dry-docking	3,032	4,012
Selling, general and administrative	19,736	21,514
Restructuring charge	4,844	-
Miscellaneous income, net	(1,005)	(310)

Total operating expense	248,786	269,418
Operating loss	(4,295)	(6,064)
Other expense:
Interest expense, net	15,700	17,739
Gain on conversion of debt	-	(10,982)
(Gain) loss on change in value of debt conversion features	(45)	13,670
Other expense, net	3	14

Loss from continuing operations before income tax expense	(19,953)	(26,505)
Income tax expense	120	297

Net loss from continuing operations	(20,073)	(26,802)
Net loss from discontinued operations	(278)	(5,707)

Net loss	$(20,351)	$(32,509)

Basic net loss per share:
Continuing operations	$(0.58)	$(8.58)
Discontinued operations	(0.01)	(1.83)

Basic net loss per share	$(0.59)	$(10.41)

Diluted net loss per share:
Continuing operations	$(0.58)	$(8.58)
Discontinued operations	(0.01)	(1.83)

Diluted net loss per share	$(0.59)	$(10.41)

Number of weighted average shares used in calculation:
Basic	34,746	3,122
Diluted	34,746	3,122

Horizon Lines 1st Quarter 2013	Page 9 of 12

Horizon Lines, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Qaurter Ended
	March 24, 2013	March 25, 2012
Cash flows from operating activities:
Net loss from continuing operations	$(20,073)	$(26,802)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	6,112	5,339
Amortization of other intangible assets	3,459	5,062
Amortization of vessel dry-docking	3,032	4,012
Amortization of deferred financing costs	752	770
(Gain) loss on change in value of conversion features	(45)	13,670
Restructuring charge	4,844	-
Gain on conversion of debt	-	(10,982)
Deferred income taxes	116	297
Gain on equipment disposals	(1,038)	(28)
Stock-based compensation	1,601	48
Payment-in-kind interest expense	6,232	-
Accretion of interest on debt	171	2,710
Accretion of interest on legal settlements	265	544
Changes in operating assets and liabilities:
Accounts receivable	(6,540)	(12,069)
Materials and supplies	3,640	(1,427)
Other current assets	(707)	(749)
Accounts payable	(5,919)	12,886
Accrued liabilities	13,680	9,345
Vessel rent	(777)	(3,306)
Vessel dry-docking payments	(4,438)	(4,936)
Accrued legal settlements	(6,500)	(1,000)
Other assets/liabilities	(683)	(1,879)

Net cash used in operating activities from continuing operations	(2,816)	(8,495)
Net cash used in operating activities from discontinued operations	(752)	(13,940)

Cash flows from investing activities:
Purchases of property and equipment	(93,105)	(1,960)
Proceeds from the sale of property and equipment	2,329	127

Net cash used in investing activities from continuing operations	(90,776)	(1,833)

Cash flows from financing activities:
Proceeds from issuance of debt	95,000	-
Borrowing under ABL facility	-	30,000
Payments under ABL facility	(11,500)	-
Payments of financing costs	(5,289)	(1,574)
Payments on capital lease obligations	(536)	(439)

Net cash provided by financing activities	77,675	27,987

Net (decrease) increase in cash from continuing operations	(15,917)	17,659
Net decrease in cash from discontinued operations	(752)	(13,940)

Net (decrease) increase in cash	(16,669)	3,719
Cash at beginning of period	27,839	21,147

Cash at end of period	$11,170	$24,866

Horizon Lines 1st Quarter 2013	Page 10 of 12

Horizon Lines, Inc.

Adjusted Operating Income (Loss) Reconciliation

(in thousands)

	Quarter Ended March 24, 2013	Quarter Ended March 25, 2012
Operating Loss	$(4,295)	$(6,064)

Adjustments:
Restructuring Charge	4,844	-
Antitrust Legal Expenses	212	757
Union/Other Severance	300	1,124
Refinancing Costs	-	646

Total Adjustments	5,356	2,527

Adjusted Operating Income (Loss)	$1,061	$(3,537)

Horizon Lines, Inc.

Adjusted Net Loss Reconciliation

(in thousands)

	Quarter Ended March 24, 2013	Quarter Ended March 25, 2012
Net Loss	$(20,351)	$(32,509)
Net Loss from Discontinued Operations	(278)	(5,707)

Net Loss from Continuing Operations	(20,073)	(26,802)

Adjustments:
Accretion of Legal Settlements	265	544
Gain on Conversion of Debt/Other Refinancing Costs	-	(10,336)
Restructuring Charge	4,844	-
Antitrust Legal Expenses	212	757
Union/Other Severance	300	1,124
(Gain) Loss on Change in Value of Debt Conversion Features	(45)	13,670
Tax Impact of Adjustments	6	10

Total Adjustments	5,582	5,769

Adjusted Net Loss from Continuing Operations	$(14,491)	$(21,033)

Horizon Lines 1st Quarter 2013	Page 11 of 12

Horizon Lines, Inc.

Adjusted Net Loss Per Share Reconciliation

	Quarter Ended March 24, 2013	Quarter Ended March 25, 2012
Net Loss Per Share	$(0.59)	$(10.41)
Net Loss Per Share from Discontinued Operations	(0.01)	(1.83)

Net Loss Per Share from Continuing Operations	(0.58)	(8.58)

Adjustments Per Share:
Accretion of Legal Settlements	0.01	0.17
Gain on Conversion of Debt/Other Refinancing Costs	-	(3.31)
Restructuring Charge	0.14	-
Antitrust Legal Expenses	-	0.24
Union/Other Severance	0.01	0.36
Loss on Change in Value of Debt Conversion Features	-	4.38
Tax Impact of Adjustments	-	-

Total Adjustments	0.16	1.84

Adjusted Net Loss Per Share from Continuing Operations	$(0.42)	$(6.74)

Horizon Lines, Inc.

EBITDA and Adjusted EBITDA Reconciliation

(in thousands)

	Quarter Ended March 24, 2013	Quarter Ended March 25, 2012
Net Loss	$(20,351)	$(32,509)
Net Loss from Discontinued Operations	(278)	(5,707)

Net (Loss) Income from Continuing Operations	(20,073)	(26,802)

Interest Expense, Net	15,700	17,739
Tax Expense	120	297
Depreciation and Amortization	12,603	14,413

EBITDA	8,350	5,647
Restructuring Charge	4,844	-
Gain on Conversion of Debt/Other Refinancing Costs	-	(10,336)
Antitrust Legal Expenses	212	757
Union/Other Severance	300	1,124
(Gain) Loss on Change in Value of Debt Conversion Features	(45)	13,670

Adjusted EBITDA	$13,661	$10,862

Note: EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization. We believe that EBITDA is a meaningful measure for investors as (i) EBITDA is a component of the measure used by our board of directors and management team to evaluate our operating performance and (ii) EBITDA is a measure used by our management to facilitate internal comparisons to competitors’ results and the marine container shipping and logistics industry in general. Adjusted EBITDA excludes certain charges in order to evaluate our operating performance, and when determining the payment of discretionary bonuses.

Horizon Lines 1st Quarter 2013	Page 12 of 12

Horizon Lines, Inc.

2013 Estimated EBITDA and Adjusted EBITDA Reconciliation

(in thousands)

2013
Net Loss	$(43,605) - (31,605)
Net Loss from Discontinued Operations	(750)

Net Loss from Continuing Operations	(42,855) - (30,855)

Interest Expense, Net	67,000
Tax Benefit	(100)
Depreciation and Amortization	54,000

EBITDA	78,045 - 90,045
Restructuring Charges/Severance	6,200
Antitrust Legal Expenses	800
Gain on Change in Value of Debt Conversion Features	(45)

Adjusted EBITDA	$85,000 - 97,000

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